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                                EXHIBIT 99



































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           AFLAC INCORPORATED DECLARES TWO-FOR-ONE STOCK SPLIT
                   INCREASES QUARTERLY CASH DIVIDEND


COLUMBUS, Georgia - February 13, 2001 -- The board of directors of AFLAC Incorporated today declared a two-for-one stock split. The stock split will be payable on March 16, 2001, to shareholders of record at the close of business on February 27, 2001. Shareholders will receive one additional share for each share held on the record date.

The board of directors also approved a 16.3% increase in the quarterly cash dividend from $.043 to $.05 per share, which reflects the pending stock split. The increase is effective with the second quarter dividend, which is payable on June 1, 2001, to shareholders of record at the close of business on May 17, 2001. This marks the 19th consecutive year of cash dividend increases.

Commenting on the board of directors' actions, President and Chief Executive Officer Daniel P. Amos stated: "I am very pleased with the board's decision to declare a two-for-one stock split and increase the cash dividend. It is a strong indication about our optimism for the future growth of AFLAC. We just concluded the best year in our history and as we look ahead, we believe AFLAC will continue to generate solid rates of growth. The fundamentals of our business are strong, and we are very excited about the market for supplement insurance in the United States and Japan. In both countries, there are tens of millions of workers who are potential customers. With a growing product line, expanding distribution system and increasing brand awareness, I believe we are well positioned to tap into that market potential. As a result, we expect to increase operating earnings per share at the high end of our 15% to 17% range in 2001, excluding the impact of currency translation."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500 company, AFLAC insures more than 40 million people worldwide.
It is the leading writer of supplemental insurance marketed at the worksite in the United States, offering policies to employees at 171,600 payroll accounts. The company is also the largest foreign insurer in Japan, insuring one out of four Japanese households. In January 2001, AFLAC was included in Fortune magazine's list of "100 Best Companies to Work For in America" for the third consecutive year. In February 2001, Fortune magazine also named AFLAC as the fifth most admired company in the life and health insurance sector in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is aflac.com.

Forward looking information: Certain statements contained in this press release are "forward looking statements" within the meaning of the federal securities laws. Although the company believes that these statements are reasonable, it can give no assurance that they will prove to be correct because they are prospective in nature. Actual future results may differ materially from those discussed herein. We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially: regulatory developments, assessments for insurance company insolvencies, competitive conditions, new products, ability to repatriate profits from Japan, general economic conditions in the United States and Japan, changes in U.S. and/or Japanese tax laws, adequacy of reserves, credit and other risks associated with AFLAC's investment activities, significant changes in interest rates, and fluctuations in foreign currency exchange rates.

Analyst contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX:
(706) 324-6330, or kjanke@aflac.com
Media contact - Kathelen V. Spencer, (706) 596-3789, FAX: (706) 323-1448, or kspencer@aflac.com